SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d -1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a).
                              (Amendment No. 7)(1)

                               SOURCE MEDIA, INC.
                                (Name of Issuer)

                         COMMON STOCK, $0.001 PAR VALUE
                         (Title of Class of Securities)

                                    404091100
                                 (CUSIP Number)

                                    Copy to:
Mr. Edward Grinacoff                                    Stephen A. Cohen, Esq.
21st Century Communications                             Morrison Cohen Singer
Partners, L.P.                                          & Weinstein, LLP
767 Fifth Avenue, 45th Floor                            750 Lexington Avenue
New York, New York 10153                                New York, New York 10022
Telephone (212) 754-8100                                Telephone (212) 735-8600

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 April 14, 1999
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
|_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                        (Continued on following page(s))

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                   - 1 of 30 -

CUSIP
No.   404091100                       13D
________________________________________________________________________________
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                    21 Century Communications Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]

                                                                 (b)  [_]
________________________________________________________________________________
3    SEC Use Only

________________________________________________________________________________
4    Source of Funds*                 WC
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(D) or 2(e)                                   [_]
________________________________________________________________________________
6    Citizenship or Place of Organization
                                                                      Delaware
________________________________________________________________________________
               7    Sole Voting Power

  Number of         635,949 shares                                         4.7%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    301,989 shares                                         1.7%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         635,949 shares                                         4.7%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    301,989 shares                                         1.7%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

                                 937,938 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]
________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                           6.8%
________________________________________________________________________________
14   Type of Reporting Person*

                                    PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   - 2 of 30 -

CUSIP
No.   404091100                       13D
________________________________________________________________________________
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                 21st Century Communications T-E Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]

                                                                 (b)  [_]
________________________________________________________________________________
3    SEC Use Only

________________________________________________________________________________
4    Source of Funds*                  WC
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(D) or 2(e)                                   [_]
________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                      Delaware
________________________________________________________________________________
               7    Sole Voting Power

  Number of         216,374 shares                                         1.7%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    721,564 shares                                         5.3%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         216,374 shares                                         1.7%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    721,564 shares                                         5.3%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

                                 937,938 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]
________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                           6.8%
________________________________________________________________________________
14   Type of Reporting Person*

                                       PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   - 3 of 30 -

CUSIP
No.   404091100                       13D
________________________________________________________________________________
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

               21st Century Communications Foreign Partners, L.P.
________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]

                                                                 (b)  [_]
________________________________________________________________________________
3    SEC Use Only

________________________________________________________________________________
4    Source of Funds*
                                       WC
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(D) or 2(e)                                   [_]
________________________________________________________________________________
6    Citizenship or Place of Organization

                                                                      Delaware
________________________________________________________________________________
               7    Sole Voting Power

  Number of         85,615 shares                                          0.7%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    852,323 shares                                         6.2%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         85,615 shares                                          0.7%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    852,323 shares                                         6.2%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

                                 937,938 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]
________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                           6.8%
________________________________________________________________________________
14   Type of Reporting Person*

                                       PN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 4 of 30 -

CUSIP
No.   404091100                       13D
________________________________________________________________________________
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 Michael Marocco

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]

                                                                 (b)  [_]
________________________________________________________________________________
3    SEC Use Only

________________________________________________________________________________
4    Source of Funds*                 PF, OO

________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(D) or 2(e)                                   [_]
________________________________________________________________________________
6    Citizenship or Place of Organization
                                                                 United States
________________________________________________________________________________
               7    Sole Voting Power

  Number of         30,788 shares                                          0.2%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    937,938 shares                                         6.8%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         30,788 shares                                          0.2%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    937,938 shares                                         6.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

                                 968,726 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]
________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                           7.0%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   - 5 of 30 -

CUSIP
No.   404091100                       13D
________________________________________________________________________________
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 John Kornreich

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]

                                                                 (b)  [_]
________________________________________________________________________________
3    SEC Use Only

________________________________________________________________________________
4    Source of Funds*               PF, OO
________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(D) or 2(e)                                   [_]
________________________________________________________________________________
6    Citizenship or Place of Organization
                                                                  United States
________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                              0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    959,726 shares                                      7.0%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                              0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    959,726 shares                                      7.0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

                                  959,726 shares

________________________________________________________________________________
12   Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]
________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                        7.0%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                   - 6 of 30 -

CUSIP
No.   404091100                       13D
________________________________________________________________________________
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 Harvey Sandler

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]

                                                                 (b)  [_]
________________________________________________________________________________
3    SEC Use Only

________________________________________________________________________________
4    Source of Funds*                   PF, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(D) or 2(e)                                   [_]
________________________________________________________________________________
6    Citizenship or Place of Organization
                                                                 United States
________________________________________________________________________________
               7    Sole Voting Power

  Number of         38,129 shares                                          0.3%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    937,938 shares                                         6.8%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         38,129 shares                                          0.3%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    937,938 shares                                         6.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

                                 976,067 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]
________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                           7.1%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 7 of 30 -

CUSIP
No.   404091100                       13D
________________________________________________________________________________
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 Andrew Sandler

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]

                                                                 (b)  [_]
________________________________________________________________________________
3    SEC Use Only

________________________________________________________________________________
4    Source of Funds*                   PF, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(D) or 2(e)                                   [_]
________________________________________________________________________________
6    Citizenship or Place of Organization
                                                                 United States
________________________________________________________________________________
               7    Sole Voting Power

  Number of         5,447 shares                                          0.1%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    937,938 shares                                         6.8%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         5,447 shares                                           0.1%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    937,938 shares                                         6.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

                                 943,385 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]
________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                           6.8%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 8 of 30 -

CUSIP
No.   404091100                       13D
________________________________________________________________________________
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                Barry Rubenstein

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]

                                                                 (b)  [_]
________________________________________________________________________________
3    SEC Use Only

________________________________________________________________________________
4    Source of Funds*                   PF, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(D) or 2(e)                                   [_]
________________________________________________________________________________
6    Citizenship or Place of Organization
                                                                 United States
________________________________________________________________________________
               7    Sole Voting Power

  Number of         42,814 shares                                          0.3%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    1,039,813 shares                                       7.5%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         42,814 shares                                          0.3%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    1,039,813 shares                                       7.5%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

                                1,082,627 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]
________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                           7.8%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                   - 9 of 30 -

CUSIP
No.   404091100                       13D
________________________________________________________________________________
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 Barry Fingerhut

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]

                                                                 (b)  [_]
________________________________________________________________________________
3    SEC Use Only

________________________________________________________________________________
4    Source of Funds*                   PF, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(D) or 2(e)                                   [_]
________________________________________________________________________________
6    Citizenship or Place of Organization
                                                                 United States
________________________________________________________________________________
               7    Sole Voting Power

  Number of         38,814 shares                                          0.3%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    937,938 shares                                         6.8%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         38,814 shares                                          0.3%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    937,938 shares                                         6.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

                                 976,752 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]
________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                           7.1%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 10 of 30 -

CUSIP
No.   404091100                       13D
________________________________________________________________________________
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                  Irwin Lieber

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]

                                                                 (b)  [_]
________________________________________________________________________________
3    SEC Use Only

________________________________________________________________________________
4    Source of Funds*                   PF, OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(D) or 2(e)                                   [_]
________________________________________________________________________________
6    Citizenship or Place of Organization
                                                                 United States
________________________________________________________________________________
               7    Sole Voting Power

  Number of         38,814 shares                                          0.3%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    937,938 shares                                         6.8%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         38,814 shares                                          0.3%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    937,938 shares                                         6.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

                                 976,752 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]
________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                           7.1%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 11 of 30 -

CUSIP
No.   404091100                       13D
________________________________________________________________________________
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                Douglas Schimmel

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]

                                                                 (b)  [_]
________________________________________________________________________________
3    SEC Use Only

________________________________________________________________________________
4    Source of Funds*                   OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(D) or 2(e)                                   [_]
________________________________________________________________________________
6    Citizenship or Place of Organization
                                                                 United States
________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    937,938 shares                                        6.8%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    937,938 shares                                         6.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

                                 937,938 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]
________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                          6.8%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 12 of 30 -

CUSIP
No.   404091100                       13D
________________________________________________________________________________
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                  Hannah Stone

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]

                                                                 (b)  [_]
________________________________________________________________________________
3    SEC Use Only

________________________________________________________________________________
4    Source of Funds*                   OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(D) or 2(e)                                   [_]
________________________________________________________________________________
6    Citizenship or Place of Organization
                                                                 United States
________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                 0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    937,938 shares                                         6.8%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    937,938 shares                                         6.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

                                 937,938 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]
________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                           6.8%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 13 of 30 -

CUSIP
No.   404091100                       13D
________________________________________________________________________________
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                    David Lee

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]

                                                                 (b)  [_]
________________________________________________________________________________
3    SEC Use Only

________________________________________________________________________________
4    Source of Funds*                   OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(D) or 2(e)                                   [_]
________________________________________________________________________________
6    Citizenship or Place of Organization
                                                                 United States
________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    937,938 shares                                         6.8%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    937,938 shares                                         6.8%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

                                 937,938 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]
________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                           6.8%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 14 of 30 -

CUSIP
No.   404091100                       13D
________________________________________________________________________________
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                   Seth Lieber

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]

                                                                 (b)  [_]
________________________________________________________________________________
3    SEC Use Only

________________________________________________________________________________
4    Source of Funds*                   OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(D) or 2(e)                                   [_]
________________________________________________________________________________
6    Citizenship or Place of Organization
                                                                 United States
________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares                                                0%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares                                                0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]
________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            0%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 15 of 30 -

CUSIP
No.   404091100                       13D
________________________________________________________________________________
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 Jonathan Lieber
________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]

                                                                 (b)  [_]
________________________________________________________________________________
3    SEC Use Only

________________________________________________________________________________
4    Source of Funds*                   OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(D) or 2(e)                                   [_]
________________________________________________________________________________
6    Citizenship or Place of Organization
                                                                 United States
________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                                0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares                                                0%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares                                                0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]
________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                            0%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 16 of 30 -

CUSIP
No.   404091100                       13D
________________________________________________________________________________
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                 John and Janet Kornreich Charitable Foundation

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]

                                                                 (b)  [_]
________________________________________________________________________________
3    SEC Use Only

________________________________________________________________________________
4    Source of Funds*                   OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(D) or 2(e)                                   [_]
________________________________________________________________________________
6    Citizenship or Place of Organization
                                                                    New York
________________________________________________________________________________
               7    Sole Voting Power

  Number of         21,788 shares                                          0.2%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares                                                 0%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         21,788 shares                                          0.2%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares                                                 0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

                                  21,788 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]
________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                           0.2%
________________________________________________________________________________
14   Type of Reporting Person*

                                       OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 17 of 30 -

CUSIP
No.   404091100                       13D
________________________________________________________________________________
1    Names of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

                                 Janet Kornreich

________________________________________________________________________________
2    Check the Appropriate Box if a Member of a Group*
                                                                 (a)  [_]

                                                                 (b)  [_]
________________________________________________________________________________
3    SEC Use Only

________________________________________________________________________________
4    Source of Funds*                   OO
________________________________________________________________________________
5    Check Box if Disclosure of Legal Proceedings is Required
     Pursuant to Items 2(D) or 2(e)                                   [_]
________________________________________________________________________________
6    Citizenship or Place of Organization
                                                                  United States
________________________________________________________________________________
               7    Sole Voting Power


  Number of         0 shares                                                 0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    21,788 shares                                          0.2%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                                 0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    21,788 shares                                          0.2%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

                                  21,788 shares
________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares*

                                                                      [_]
________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

                                                                           0.2%
________________________________________________________________________________
14   Type of Reporting Person*

                                       IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 18 of 30 -

     This statement,  dated April 14, 1999,  constitutes  Amendment No. 7 to the
Schedule 13D, dated March 24, 1995, regarding the reporting persons' ownership of certain securities of Source Media, Inc. (the "Issuer").

     This Schedule 13D is hereinafter referred to as the "Schedule". All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

     This Amendment No. 7 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the reporting persons. It shall refer only to the information which has materially changed since the filing of the Schedule.


ITEM 2. Identity and Background

     8. (a) Andrew Sandler, is the sole shareholder of ALCR Corp. (formerly, ALSI, LLC).
          (b)  Address:
                    767 Fifth Avenue, 45th Floor
                    New York, New York 10153
          (c)  Principal Business: Investments
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.

     ALCR Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

    12.   (a)  Douglas Schimmel, is the sole shareholder of SERF Corp.
          (b)  Address:
                    767 Fifth Avenue, 45th Floor
                    New York, New York 10153
          (c)  Principal Business: Investments.
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.

     SERF Corp., became a general partner of SCM on January 1, 1999, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

    13.   (a)  Hannah Stone, is the sole shareholder of TERPSI Corp.
          (b)  Address:
                    767 Fifth Avenue, 45th Floor
                    New York, New York 10153
          (c)  Principal Business: Investments.
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.


                                  - 19 of 30 -

     TERPSI Corp. became a general partner of SCM on January 1, 1999, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

    14.   (a)  David Lee, is the sole shareholder of JIRAKAL Corp.
          (b)  Address:
                    767 Fifth Avenue, 45th Floor
                    New York, New York 10153
          (c)  Principal Business: Investments.
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.

     JIRAKAL Corp. became a general partner of SCM on January 1, 1999, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

    15.   (a)  Seth Lieber, is a general partner of Applewood Associates,  L.P., and an officer of Applewood Capital Corp., a general partner of Applewood Associates, L.P.
          (b)  Address:
                    767 Fifth Avenue, 45th Floor
                    New York, New York 10153
          (c)  Principal Business: Investments.
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.

    16.   (a)  Jonathan  Lieber,  is a general partner of Applewood  Associates,
               L.P., and an officer of Applewood Capital Corp., a general partner of Applewood Associates, L.P.
          (b)  Address:
                    767 Fifth Avenue, 45th Floor
                    New York, New York 10153
          (c)  Principal Business: Investments.
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.

    17.   (a)  John and Janet Kornreich Charitable  Foundation,  an organization which is exempt from federal income taxation pursuant to Section 501(a) of the Internal Revenue Code of 1986, as amended (the "Foundation").
          (b)  Address:
                    78 Yale Street
                    Roslyn Heights, New York 11577
          (c)  Principal Business: Charitable Foundation
          (d)  No.
          (e)  No.

                                  - 20 of 30 -

     John Kornreich and Janet Kornreich are the trustees of the Foundation.

    18.   (a)  Janet Kornreich, is a trustee of the Foundation.
          (b)  Address:
                    78 Yale Street
                    Roslyn Heights, New York 11577

          (c)  Principal Business: Homemaker.
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.

ITEM 5. Interests in Securities of the Issuer.

     a. The following list sets forth the aggregate number and percentage (based on 12,842,610 shares of Common Stock outstanding as reported in the Issuer's Form 10-K for the year ended December 31, 1998) of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of April 14, 1999:

                                                          Shares of                    Percentage of Shares
                                                        Common Stock                      of Common Stock
Name                                                 Beneficially Owned(2)             Beneficially Owned(2)
----                                                 ------------------                -------------------
21st Century Communications Partners, L.P.            937,938  (3)                            6.8%
21st Century Communications T-E Partners, L.P.        937,938  (4)                            6.8%
21st Century Communications Foreign Partners, L.P.    937,938  (5)                            6.8%
Michael J. Marocco                                    968,726  (6), (7), (8)                  7.0%
John Kornreich                                        959,726  (6), (7), (9)                  7.0%
Harvey Sandler                                        976,067  (6), (7), (10)                 7.1%
Andrew Sandler                                        943,385  (6), (7), (11)                 6.8%
Douglas Schimmel                                      937,938  (6), (7)                       6.8%
Hannah Stone                                          937,938  (6), (7)                       6.8%
David Lee                                             937,938  (6), (7)                       6.8%
Barry Rubenstein                                    1,082,627  (6), (7), (12), (13)           7.8%
Irwin Lieber                                          976,752  (6), (7), (13)                 7.1%
Barry Fingerhut                                       976,752  (6), (7), (13)                 7.1%
Seth Lieber                                                 0                                   0%
Jonathan Lieber                                             0                                   0%
John and Janet Kornreich Charitable Foundation         21,788  (9)                            0.2%
Janet Kornreich                                        21,788  (9)                            0.2%

----------
(2)  Includes shares of Common Stock issuable upon the exercise of the Warrants.

(3) Includes 635,949 shares of Common Stock issuable upon the exercise of the Warrants. 21st Century disclaims beneficial ownership of 216,374 shares of Common Stock issuable upon the exercise of the Warrants owned by T-E and 85,615 shares of Common Stock issuable upon the exercise of the Warrants owned by Foreign.

(4) Includes 216,374 shares of Common Stock issuable upon the exercise of the Warrants. T-E disclaims beneficial ownership of 635,949 shares of Common Stock issuable upon the exercise of the Warrants owned by 21st Century and 85,615 shares of Common Stock issuable upon the exercise of the Warrants owned by Foreign.

(5) Includes 85,615 shares of Common Stock issuable upon the exercise of the Warrants. Foreign disclaims beneficial ownership of 635,949 shares of Common Stock issuable upon the exercise of the Warrants owned by 21st Century and 216,374 shares of Common Stock issuable upon the exercise of the Warrants owned by T-E.

(6) The reporting person disclaims beneficial ownership of these securities, except to the extent of his/her equity interest therein.

(7) Includes 635,949, 216,374 and 85,615 shares of Common Stock issuable upon the exercise of the Warrants owned by 21st Century, T-E and Foreign, respectively.

(8) Includes 9,675 shares of Common Stock issuable upon the exercise of the Warrants.

(9) Includes 12,113 shares of Common Stock and 9,675 shares of Common Stock issuable upon the exercise of the Warrants owned by John and Janet Kornreich Charitable Foundation.

(10) Includes 16,931 of Common Stock issuable upon the exercise of the Warrants.

(11) Includes 2,419 shares of Common Stock issuable upon the exercise of the Warrants.

(12) Includes 101,875 shares of Common Stock issuable upon the exercise of a warrant owned by Woodland Partners.

(13) Includes 16,125 shares of Common Stock issuable upon the exercise of the Warrants.

                                  - 21 of 30 -

     b. By virtue of being the sole shareholder of MJDM Corp., Michael J. Marocco may be deemed to have shared power to vote and to dispose of 937,938 shares of Common Stock (representing 937,938 shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 6.8% of the outstanding Common Stock. Michael J. Marocco has sole power to vote and to dispose of 30,788 shares of Common Stock (which includes 9,675 shares of Common Stock issuable upon the exercise of the Warrants and 9,000 shares of Common Stock issuable upon the exercise of non-qualified stock options), representing approximately 0.2% of the outstanding Common Stock.

     By virtue of being the majority shareholder of Four JK Corp. and a trustee of the Foundation, John Kornreich may be deemed to have shared power to vote and to dispose of 959,726 shares of Common Stock (which includes 947,613 shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 7.0% of the outstanding Common Stock.

     By virtue of being the sole shareholder of ARH Corp., Harvey Sandler may be deemed to have shared power to vote and to dispose of 937,938 shares of Common Stock (representing 937,938 shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 6.8% of the outstanding Common Stock. Harvey Sandler has sole power to vote and to dispose of 38,129 shares of Common Stock (which includes 16,931 shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 0.3% of the outstanding Common Stock.

     By virtue of being the sole shareholder of ALCR Corp., Andrew Sandler may be deemed to have shared power to vote and to dispose of 937,938 shares of Common Stock (representing 937,938 shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 6.8% of the outstanding Common Stock. Andrew Sandler has sole power to vote and to dispose of 5,447 shares of Common Stock (which includes 2,419 shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 0.1% of the outstanding Common Stock.

     By virtue of being the sole shareholder of SERF Corp., Douglas Schimmel may be deemed to have shared power to vote and to dispose of 937,938 shares of Common Stock (representing 937,938 shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 6.8% of the outstanding Common Stock


                                  - 22 of 30 -

     By virtue of being the sole shareholder of TERPSI Corp., Hannah Stone may be deemed to have shared power to vote and to dispose of 937,938 shares of Common Stock (representing 937,938 shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 6.8% of the outstanding Common Stock.

     By virtue of being the sole shareholder of JIRAKAL Corp., David Lee may be deemed to have shared power to vote and to dispose of 937,938 shares of Common Stock (representing 937,938 shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 6.8% of the outstanding Common Stock.

     By virtue of being a shareholder, officer and director of InfoMedia, and a general partner of Woodland Partners, Barry Rubenstein may be deemed to have shared power to vote and to dispose of 1,039,813 shares of Common Stock (representing 1,039,813 shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 7.8% of the outstanding Common Stock. Barry Rubenstein has sole power to vote and to dispose of 42,814 shares of Common Stock (which includes 16,125 shares of Common Stock issuable upon the exercise of the Warrants and 3,000 shares of Common Stock issuable upon the exercise of non-qualified stock options), representing approximately 0.3% of the outstanding Common Stock.

     By virtue of being a shareholder, officer and director of InfoMedia, Irwin Lieber may be deemed to have shared power to vote and to dispose of 937,938 shares of Common Stock (representing 937,938 shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 6.8% of the outstanding Common Stock. Irwin Lieber has sole power to vote and to dispose of 38,814 shares of Common Stock (which includes 16,125 shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 0.3% of the outstanding Common Stock.

     By virtue of being a shareholder, officer and director of InfoMedia, Barry Fingerhut may be deemed to have shared power to vote and to dispose of 937,938 shares of Common Stock (representing 937,938 shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 6.8% of the outstanding Common Stock. Barry Fingerhut has sole power to vote and to dispose of 38,814 shares of Common Stock (which includes 16,125 shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 0.3% of the outstanding Common Stock.

     The Foundation has sole power to vote and to dispose of 21,788 shares of Common Stock (which includes 9,675 shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 0.2% of the outstanding Common Stock.

     By virtue of being a trustee of the Foundation, Janet Kornreich may be deemed to have shared power to vote and to dispose of 21,788 shares of Common Stock (which includes 9,675 shares of Common Stock issuable upon the exercise of the Warrants), representing approximately 0.2% of the outstanding Common Stock.

     c. The following is a description of all transactions in the securities of the Issuer by the persons identified in Item 2 of this Schedule effected from February 12, 1999 to April 14, 1999, inclusive.

                                  - 23 of 30 -

                                                                   Number of
                                             Purchase               Shares
                                             or Sale               Purchased               Purchase or
               Name of Shareholder             Date                or (Sold)               Sales Price
               -------------------            ------              ----------              ------------
Applewood Associates, L.P.                   4/14/99               (50,000)                  $21.08

     The reporting person made its sales of securities in the over-the-counter market.

     John Kornreich gifted 12,113 shares of Common Stock and 9,675 Warrants to the Foundation in October, 1998.

     d. No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

     e. Effective April 14, 1999, Applewood Associates, L.P., Applewood Capital Corp., Seth Lieber and Jonathan Lieber ceased to be the beneficial owners of any shares of the Common Stock of the Issuer.

ITEM 7. Material to be Filed as Exhibits

     Exhibit 7.01 Agreement effective as of April 14, 1999 among the reporting persons by which they have agreed to file this Schedule 13D and all necessary amendments, as required by Rule 13d-1(f).


                                  - 24 of 30 -

                                    Signature

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this
Schedule is true, complete, and correct.

Date: April 26, 1999

                  21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                  By:  Sandler Investment Partners, L.P., general partner
                       By:   Sandler Capital Management, general partner
                             By:   MJDM Corp., general partner


                  By:  Moira Mitchell
                       --------------------------------------------------
                       Name: Moira Mitchell
                       Title: Vice President and Secretary


                  21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.

                  By:  Sandler Investment Partners, L.P., general partner
                       By:   Sandler Capital Management, general partner
                             By:   MJDM Corp., general partner


                  By:  Moira Mitchell
                       --------------------------------------------------
                       Name: Moira Mitchell
                       Title: Vice President and Secretary


                  21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS, L.P.

                  By:  Sandler Investment Partners, L.P., general partner
                       By:   Sandler Capital Management, general partner
                             By:   MJDM Corp., general partner


                  By:   Moira Mitchell
                        --------------------------------------------------
                        Name: Moira Mitchell
                        Title: Vice President and Secretary

                                  - 25 of 30 -

                       Michael J. Marocco
                       --------------------------------------------------
                       Michael J. Marocco

                       John Kornreich
                       --------------------------------------------------
                       John Kornreich

                       Harvey Sandler
                       --------------------------------------------------
                       Harvey Sandler

                       Andrew Sandler
                       --------------------------------------------------
                       Andrew Sandler

                       Douglas Schimmel
                       --------------------------------------------------
                       Douglas Schimmel

                       Hannah Stone
                       --------------------------------------------------
                       Hannah Stone

                       David Lee
                       --------------------------------------------------
                       David Lee

                       Barry Rubenstein
                       --------------------------------------------------
                       Barry Rubenstein

                       Irwin Lieber
                       --------------------------------------------------
                       Irwin Lieber

                       Barry Fingerhut
                       --------------------------------------------------
                       Barry Fingerhut

                       Seth Lieber
                       --------------------------------------------------
                       Seth Lieber

                       Jonathan Lieber
                       --------------------------------------------------
                       Jonathan Lieber


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


                                  - 26 of 30 -

                       Janet Kornreich
                       --------------------------------------------------
                       Janet Kornreich

                       JOHN AND JANET KORNREICH CHARITABLE
                          FOUNDATION


                       By:   John Kornreich
                             ---------------------------------------------
                             Name: John Kornreich
                             Title: Trustee


                                  - 27 of 30 -

                             JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $.001 per share, of Source Media, Inc. and that this Agreement be included as an Exhibit to such statement on Schedule 13D.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 14th day of April, 1999.


                  21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                  By:  Sandler Investment Partners, L.P., general partner
                       By:   Sandler Capital Management, general partner
                             By:   MJDM Corp., general partner


                  By:  Moira Mitchell
                       --------------------------------------------------
                       Name: Moira Mitchell
                       Title: Vice President and Secretary


                  21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.

                  By:  Sandler Investment Partners, L.P., general partner
                       By:   Sandler Capital Management, general partner
                             By:   MJDM Corp., general partner


                  By:  Moira Mitchell
                       --------------------------------------------------
                       Name: Moira Mitchell
                       Title: Vice President and Secretary


                  21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS, L.P.

                  By:  Sandler Investment Partners, L.P., general partner
                       By:   Sandler Capital Management, general partner
                             By:   MJDM Corp., general partner


                  By:   Moira Mitchell
                        --------------------------------------------------
                        Name: Moira Mitchell
                        Title: Vice President and Secretary

                                  - 28 of 30 -

                       Michael J. Marocco
                       --------------------------------------------------
                       Michael J. Marocco

                       John Kornreich
                       --------------------------------------------------
                       John Kornreich

                       Harvey Sandler
                       --------------------------------------------------
                       Harvey Sandler

                       Andrew Sandler
                       --------------------------------------------------
                       Andrew Sandler

                       Douglas Schimmel
                       --------------------------------------------------
                       Douglas Schimmel

                       Hannah Stone
                       --------------------------------------------------
                       Hannah Stone

                       David Lee
                       --------------------------------------------------
                       David Lee

                       Barry Rubenstein
                       --------------------------------------------------
                       Barry Rubenstein

                       Irwin Lieber
                       --------------------------------------------------
                       Irwin Lieber

                       Barry Fingerhut
                       --------------------------------------------------
                       Barry Fingerhut

                       Seth Lieber
                       --------------------------------------------------
                       Seth Lieber

                       Jonathan Lieber
                       --------------------------------------------------
                       Jonathan Lieber


                                  - 29 of 30 -

                       Janet Kornreich
                       --------------------------------------------------
                       Janet Kornreich

                       JOHN AND JANET KORNREICH CHARITABLE
                          FOUNDATION


                       By:   John Kornreich
                             ---------------------------------------------
                             Name: John Kornreich
                             Title: Trustee


                                  - 30 of 30 -